LabOne, Inc.


                             10101 Renner Boulevard
                              Lenexa, Kansas  66219
                                  (913) 888-1770

                    ----------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 18, 2000
                    ----------------------------------------

The annual meeting of the shareholders of LabOne, Inc. (LabOne), a Missouri corporation, will be held at the offices of LabOne, 10101 Renner Boulevard, Lenexa, Kansas, on Thursday, May 18, 2000, at 3:00 p.m., local time, to consider and vote upon:

     1. A proposal to elect four class A directors to serve until the 2003 annual meeting of shareholders, as set forth in the accompanying proxy statement.

     2. A proposal to ratify the appointment of KPMG LLP as independent certified public accountants of LabOne and its subsidiaries for 2000.

     3. Such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 10, 2000, are entitled to notice of and to vote at the meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

     All shareholders are cordially invited to attend the meeting.

                                        By Order of the Board of Directors


                                        GREGG R. SADLER
                                        Secretary

Shawnee Mission, Kansas
Dated:  April 17, 2000











                                  LabOne, Inc.

                             10101 Renner Boulevard
                             Lenexa, Kansas  66219
                                (913) 888-1770
                    ----------------------------------------

                                PROXY STATEMENT

                                 INTRODUCTION

This proxy statement is furnished to the shareholders of LabOne, Inc. (LabOne), a Missouri corporation, in connection with the solicitation of proxies by the board of directors of LabOne for use at the annual meeting of shareholders to be held on Thursday, May 18, 2000, at 3:00 p.m., local time, at the offices of LabOne, 10101 Renner Boulevard, Lenexa, Kansas, and any adjournment thereof (the annual meeting). This proxy statement, the notice and the accompanying form of proxy were first mailed to the shareholders on or about April 17, 2000.

A copy of LabOne's annual report for the fiscal year ended December 31, 1999, is enclosed herewith. Such report is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

                                     VOTING

Shareholders of record at the close of business on March 10, 2000, are entitled to notice of and to vote at the meeting. There were 10,782,962 shares of common stock outstanding at the close of business on that date.

Shareholders are entitled to vote cumulatively for the election of class A directors. This means that each shareholder is entitled to cast as many votes as shall equal the number of shares held times the number of class A directors to be elected. Such votes may all be cast for a single class A director or may be distributed among the class A directors to be elected as the shareholder wishes. Shareholders are entitled to one vote per share on all other matters.

When a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted at the annual meeting in the manner specified by the shareholder. If no instructions are specified, authority will be granted to vote such shares FOR (1) the election as class A directors of each nominee named herein and FOR (2) the ratification of the appointment of LabOne's certified independent public accountants for 2000. Unless otherwise indicated on the proxy, discretionary authority will be granted to the persons named in the proxy to vote the shares represented by the proxy (a) cumulatively for the election of class A directors and (b) with respect to procedural matters and matters that properly come before the meeting for which LabOne did not receive notice a reasonable time before the date this proxy statement was mailed.

A shareholder may revoke his or her proxy at any time before it is voted by giving to the Secretary of LabOne written notice of revocation bearing a later date than the proxy, by submitting a later-dated proxy, or by revoking the proxy and voting in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Mr. Gregg R. Sadler, Secretary, LabOne, 10101 Renner Boulevard, Lenexa, Kansas 66219.

                                     PAGE 2
                                   PROPOSAL 1
                                   ----------

                              ELECTION OF DIRECTORS

Information Concerning Nominees for Election as Class A Directors

The shareholders will be asked to elect the four nominees listed below as class A directors, to hold office for three-year terms until the 2003 annual meeting of shareholders and until their successors are elected and qualified. The board of directors presently consists of 11 directors divided into three classes, classes A and C consisting of four directors each and class B consisting of three directors. One class of directors is elected each year to hold office for a three-year term and until the successors of such class are duly elected and qualified. Each of the nominees listed below is currently serving as a class A director. The terms of office of the current class A directors will expire upon the election of their successors at the annual meeting.

It is expected that each of the following nominees will be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying proxy will vote for a substitute nominee or nominees designated by the board of directors.

Name                       Age           Principal Occupation
----                       ---           --------------------

Richard A. Rifkind, M.D.   69   Dr. Rifkind was appointed a class A director
                                of LabOne upon the merger of LabOne, Inc., a Delaware corporation, into LabOne in August
                                1999 (the merger). Dr. Rifkind served as a director of the Delaware corporation from 1987 to the time of the merger. Dr. Rifkind is Chairman Emeritus of the Sloan-Kettering
                                Institute, New York, New York, a medical research institution. He was Chairman of the Sloan-Kettering Institute during the past five years.

James R. Seward            47   Mr. Seward was appointed a class A director
                                of LabOne at the time of the merger.  Mr.
                                Seward was a director of the Delaware
                                corporation from 1987 to the time of the merger. Mr. Seward has been self-employed as an investment adviser and consultant since
                                August 1998.  From December 1996 to August
                                1998, he served as President, Chief Executive
                                Officer and a director of SLH Corporation, Shawnee Mission, Kansas, an asset management company. SLH Corporation was a wholly-owned subsidiary of LabOne prior to its spin-off in March 1997. He was Executive Vice President of LabOne from 1993 - 1997 and served as its Chief Financial Officer from 1990 - 1997.
                                Mr. Seward is also a director of Response
                                Oncology, Inc., Syntroleum Corporation and
                                Concorde Career Colleges.


                                     PAGE 3
Janet M. Stallmeyer, R.N.  51   Ms. Stallmeyer was appointed a class A
                                director of LabOne at the time of the merger.
                                Ms. Stallmeyer has been Sr. Vice President of
                                Coventry Health Care and President, Chief
                                Executive Officer of Coventry Healthcare of
                                Kansas, a health maintenance organization, since November 1998. She was Executive
                                Director of Principal Health Care of Kansas
                                City, Inc. (known as Coventry Healthcare of
                                Kansas since January 2000) from January 1995 to November 1998.

R. Dennis Wright, J.D.     57   Mr. Wright was appointed a class A director
                                of LabOne at the time of the merger.  Mr.
                                Wright was a director of the Delaware
                                corporation from 1987 to the time of the merger. Mr. Wright has been a partner in the law firm of Morrison & Hecker L.L.P., Kansas
                                City, Missouri, since September 1998.  Mr.
                                Wright was a member of Hillix, Brewer,
                                Hoffhaus, Whittaker & Wright, L.L.C. and
                                Chairman of its Executive Committee prior to its merger with Morrison & Hecker L.L.P. in September 1998. Morrison & Hecker L.L.P. is general counsel to LabOne.

Meetings of the Board of Directors and Committees

There were four meetings of the board of directors during 1999. The board of directors has an audit committee, a compensation committee and an executive committee. During 1999, the audit committee met three times and the compensation committee and the executive committee each met four times. All directors attended 75 percent or more of the total number of all meetings of the board and of committees of which they were members during 1999.

The audit committee consists of Chester B. Vanatta, chairman, and Peter D. Brown, James R. Seward, W. D. Grant, John E. Walker and R. Dennis Wright. The audit committee recommends to the board of directors the engagement and discharge of the independent auditors of LabOne's financial statements; reviews the independent auditors' independence and terms of engagement; reviews the results of all audits and management's responses thereto; reviews the financial statements and any disputes with management arising over their preparation; considers with the independent and internal auditors the adequacy of LabOne's internal controls; serves as a channel of communication between the independent auditors and the board of directors; and supervises special investigations deemed necessary by the committee.

The compensation committee consists of Richard S. Schweiker, chairman, Joseph
H. Brewer and Richard A. Rifkind. The compensation committee reviews and makes recommendations to the board of directors with respect to: the salary structure and any discretionary annual bonuses for officers; the compensation of non-officer directors; appropriate amendments to LabOne's long-term incentive plans, performance goals, aggregate amounts of incentive bonuses and payments to participants under LabOne's annual incentive plan; contributions or amendments to LabOne's profit-sharing 401(K) plan; amendments to all other employee benefit plans of LabOne; and any significant employee supplementary pension or termination arrangements.


                                     PAGE 4
The executive committee consists of W. Thomas Grant II, chairman, W.D. Grant and James R. Seward. The executive committee exercises all the powers and authority of the board of directors when the board is not meeting; develops, recommends and reviews policy guidelines for all LabOne investments and borrowings; recommends and reviews the performance of outside investment management firms performing services for LabOne; and reports all of its actions to the board.

LabOne does not have a standing nominating committee of the board of directors or a committee performing a similar function.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than ten percent of the common stock of LabOne to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and to provide copies to LabOne. Based solely upon a review of the copies of such reports provided to LabOne and written representations from directors and executive officers, LabOne believes that such persons have complied with all applicable Section 16(a) filing requirements for 1999, except with respect to a Form 4 reporting the purchase of 1,000 shares of common stock by Chester B. Vanatta, a Class B director of LabOne, which was filed 75 days late.

Required Vote

Nominees for class A director will be elected by the affirmative vote of a plurality of shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting. The four nominees receiving the greatest number of votes will be elected as class A directors. Abstentions and broker non-votes will not affect the outcome of the election of class A directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS GRANT AUTHORITY TO VOTE THEIR SHARES "FOR" THE ELECTION OF EACH OF THE FOUR NOMINEES FOR CLASS A DIRECTOR.

                           MANAGEMENT OF LABONE

Directors and Executive Officers

      The directors and executive officers of LabOne are as follows:

Name                       Age   Position
----                       ---   --------

W. Thomas Grant II         49   Chairman of the Board of Directors,
                                President, Chief Executive Officer and
                                Class C Director

Gregg R. Sadler, FSA       49   Executive Vice President -
                                Administration, President - Insurance
                                Laboratory Division and Secretary

John W. McCarty            44   Executive Vice President and Chief
                                Financial Officer

Roger K. Betts             57   Executive Vice President - Sales,
                                Insurance Laboratory Division

                                     PAGE 5
Thomas J. Hespe            43   Executive Vice President - Sales and
                                Marketing, President - Clinical Sales
                                and Marketing

Michael A. Peat, Ph.D.     52   Executive Vice President - Toxicology
                                and President - Substance Abuse Testing
                                Division

Thomas H. Bienvenu II      50   Executive Vice President - Information
                                Systems and Technology

Judith A. VonFeldt         53   Executive Vice President - Human
                                Resources

Kurt E. Gruenbacher,       40   Vice President - Finance, Chief
CPA, CMA, CFM                   Accounting Officer, Treasurer and
                                Assistant Secretary

Joseph H. Brewer, M.D.     48   Class B Director

Peter C. Brown             41   Class C Director

William D. Grant           83   Class B Director

Richard A. Rifkind, M.D.   69   Class A Director

Richard S. Schweiker       73   Class C Director

James R. Seward            47   Class A Director

Janet M. Stallmeyer, R.N.  51   Class A Director

Chester B. Vanatta         64   Class B Director

John E. Walker             61   Class C Director

R. Dennis Wright, J.D.     57   Class A Director

Mr. W.T. Grant II was appointed Chairman of the Board of Directors, President, Chief Executive Officer and a class C director of LabOne upon the merger of LabOne, Inc., a Delaware corporation (the Delaware corporation) into LabOne in August 1999 (the merger). Mr. Grant served as a director of the Delaware corporation from 1993 to the time of the merger. He served as Chairman of the Board of Directors, President and Chief Executive Officer of the Delaware corporation from October 1995 to the time of the merger. He served as Chairman of the Board of LabOne from May 1993 to September 1997. Mr. Grant is also a director of Commerce Bancshares, Inc., Kansas City Power & Light Company, Response Oncology, Inc. and AMC Entertainment, Inc. He is the son of
W. D. Grant.

Mr. Sadler was appointed Executive Vice President - Administration, President
- Insurance Laboratory Division and Secretary of LabOne at the time of the merger. He served as a director of the Delaware corporation from 1985 to the time of the merger. He served as Executive Vice President - Administration of the Delaware corporation from 1993 to the time of the merger and as President - Laboratory Division from 1994 to the time of the merger. He served as Secretary of the Delaware corporation from 1988 to the time of the merger.

                                    PAGE 6
Mr. McCarty became Executive Vice President and Chief Financial Officer of LabOne, effective April 1, 2000. From January 1999 through December 1999, Mr. McCarty served as Senior Vice President and Chief Financial Officer of eai Healthcare Staffing Solutions, Inc., Phoenix, Arizona, a healthcare staffing company which was sold to Rehab Care Group, Inc. From November 1997 to November 1998, he was Senior Vice President and Chief Financial Officer of United Dental Care, a dental health maintenance organization which was acquired for $182 million. From May 1996 to October 1997, he was Executive Vice President and Chief Financial Officer of NovaMed Eyecare Management, an ophthalmology and surgery center management company. Prior to May 1996, he was Assistant Vice President of corporate finance and Vice President of Columbia Capital Corporation for Columbia/HCA Healthcare Corporation, where he was responsible for over $7 billion in financing.

Mr. Betts was appointed Executive Vice President - Sales - Insurance Laboratory Division of LabOne at the time of the merger. Mr. Betts served in such capacity for the Delaware corporation from 1994 to the time of the merger. From 1993 to 1994, he served as Senior Vice President - Sales of the Insurance Laboratory Division of the Delaware corporation.

Mr. Hespe was appointed Executive Vice President - Sales and Marketing and President - Clinical Sales and Marketing of LabOne at the time of the merger. Mr. Hespe served in the same capacities and as a director for the Delaware corporation from 1995 to the time of the merger.

Dr. Peat was appointed President - Substance Abuse Testing Division and Executive Vice President - Toxicology of LabOne at the time of the merger.
Dr. Peat served in such capacities for the Delaware corporation from May 1996 to the time of the merger. He served as Senior Vice President - Toxicology of the Delaware corporation from 1994 to 1996.

Mr. Bienvenu was appointed Executive Vice President - Information Systems and Technology of LabOne at the time of the merger. Mr. Bienvenu served in such capacities for the Delaware corporation from May 1997 to the time of the merger. He served as Senior Vice President - Information Systems and Technology of the Delaware corporation from 1994 to 1997. He served as Vice President - Marketing Information Technology of the Delaware corporation from October 1994 to December 1994. Prior to October 1994 he served as Director of Marketing Information Technology of the Delaware corporation.

Ms. VonFeldt was appointed Executive Vice President - Human Resources of LabOne at the time of merger. Ms. VonFeldt served in such capacity for the Delaware corporation from August 1998 to the time of the merger. She served as Senior Vice President - Human Resources of the Delaware corporation from May 1997 to August 1998 and as Vice President - Human Resources from September 1993 to May 1997.

Mr. Gruenbacher was appointed Vice President - Finance, Chief Accounting Officer, Treasurer and Assistant Secretary of LabOne at the time of the merger. Mr. Gruenbacher served as Assistant Secretary of the Delaware corporation from May 1999 to the time of the merger and as Treasurer from November 1997 to the time of the merger. He served as Vice President - Finance and Chief Accounting Officer of the Delaware corporation from May 1995 to the time of the merger, as Corporate Controller from 1994 to 1995, and as Director - Financial Analysis and Budget from 1993 to 1994.

Dr. Brewer was appointed a class B director of LabOne at the time of the merger. Dr. Brewer served as a director of the Delaware corporation from 1998

                                     PAGE 7
to the time of the merger. During the past five years he has been an Infectious Disease Specialist at St. Luke's Hospital, Kansas City, Missouri and an Assistant Clinical Professor of Medicine at the University of Missouri
- Kansas City.

Mr. Brown was appointed a class C director of LabOne at the time of the merger. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of AMC Entertainment, Inc. (AMCE) since July 1999 and as President of AMCE since January 1997. He served as Co-Chairman of the Board of AMCE from May 1998 to July 1999, as Executive Vice President from August 1994 to January 1997 and as Chief Financial Officer from November 1991 to January 2000. He has served on the board of directors of AMCE since November 1992. AMCE is headquartered in Kansas City, Missouri and is principally engaged in the motion picture exhibition business. Mr. Brown also serves as Chairman of the Board of Trustees of Entertainment Properties Trust, Kansas City, Missouri, a real estate investment trust.

Mr. W.D. Grant was appointed a class B director of LabOne at the time of the merger. Mr. Grant served as a director of the Delaware corporation from 1989 to the time of the merger. Mr. Grant is retired. From August 1990 to December 1997 he served as a consultant to LabOne. He served as Chairman of the Board of LabOne prior to May 1993. He is the father of W. Thomas Grant II.

Biographical information concerning Dr. Rifkind is included under "Information Concerning Nominees for Election as Class A directors" on pages 3-4.

Mr. Schweiker was appointed a class C director of LabOne at the time of the merger. Mr. Schweiker served as a director of the Delaware corporation from 1995 to the time of the merger. He has been retired for the past five years. Prior to his retirement, he served as President of the American Council of Life Insurance, Washington, D.C., a life insurance trade association. Mr. Schweiker is also a director of Tenet Healthcare Corporation

Biographical information concerning Mr. Seward is contained under "Information Concerning Nominees for Election as Class A directors" on pages 3-4.

Biographical information concerning Ms. Stallmeyer is contained under "Information Concerning Nominees for Election as Class A directors" on page 3-4.

Mr. Vanatta was appointed a class B director of LabOne at the time of the merger. Mr. Vanatta is a business consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. He was formerly Vice Chairman of Arthur Young & Company (now Ernst & Young), certified public accountants. Mr. Vanatta is a director of Atlantis Plastics, Inc.

Mr. Walker was appointed a class C director of LabOne at the time of the merger. Mr. Walker was a director of the Delaware corporation from 1984 to the time of the merger. He retired as Managing Director - Reinsurance of Business Men's Assurance Company of America in 1996. He served as Vice Chairman of the Board of Directors of the Delaware corporation prior to 1994. Mr. Walker is a director of FBL Financial Group, Inc.

Biographical information concerning Mr. Wright is included under "Information Concerning Nominees for Election as Class A directors" on pages 3-4.


                                     PAGE 8
                                   PROPOSAL 2
                                   ----------

                              SELECTION OF AUDITORS

The board of directors has selected KPMG LLP to examine the accounts of LabOne and its subsidiaries for the fiscal year ending December 31, 2000. Representatives of KPMG LLP are expected to be present at the annual meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.

Approval of the ratification of the appointment of the independent certified public accountants requires the affirmative vote of a majority of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting. Therefore, abstentions on this matter have the effect of negative votes. Broker non-votes will not affect the outcome of the vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.






































                                     PAGE 9
                            EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by LabOne to or on behalf of (i) the person who served as its chief executive officer during 1999 and (ii) the four most highly compensated executive officers other than the chief executive officer serving as of December 31, 1999, for services rendered in all capacities to LabOne and its subsidiaries for each of the last three completed fiscal years.

                                                                      Long-Term
                                           Annual Compensation       Compensation
                                           -------------------       ------------
                                                                    Stock Option        All Other
                                Fiscal                                Shares         Compensation
Name, Principal Position        Year     Salary ($)   Bonus ($)      Granted (#)         ($)  (1)
------------------------        -----    ---------    ---------     ------------     ------------

W. Thomas Grant II, Chairman     1999       159,000          0             0               20,710
of the Board of Directors,       1998       164,769       107,261          0               21,670
President and Chief Executive    1997        86,019       131,173        75,000             9,922
Officer

Robert D. Thompson,              1999       209,900          0             0               16,422
Executive Vice President,        1998       217,627       157,261          0               16,696
Chief Operating Officer and      1997       209,900       131,173          0               16,856
Chief Financial Officer

Michael A. Peat, Executive       1999       162,400          0             0               21,034
Vice President- Toxicology       1998       162,935       107,261          0               22,144
and President - Substance        1997       156,900       131,173          0               21,865
Abuse Testing Division

Gregg R. Sadler, Executive       1999       159,900          0             0               20,710
Vice President - Administration, 1998       165,704       107,261          0               21,670
President - Insurance Laboratory 1997       156,900       131,173          0               21,865
Division and Secretary

Thomas J. Hespe, Executive       1999       159,900          0             0               20,488
Vice President - Sales and       1998       165,704       107,261          0               21,371
Marketing                        1997       159,900       131,173          0               21,470

                                     PAGE 9
    (1)     The amounts shown in this column for 1999 consist of:

              contributions by LabOne to the accounts of the named executive officers under LabOne's defined contribution pension plan in the amounts of $16,182 each;

              50% matching contributions by LabOne to the accounts of such persons excluding Mr. Thompson) under LabOne's profit-sharing 401(K) plan in the amounts of $4,000 each; and

              insurance premium payments by LabOne with respect to group term life insurance for the benefit of such persons in the amounts of $528 for Mr. Grant, $240 for Mr. Thompson, $852 for Dr. Peat, $528 for Mr. Sadler and $306 for Mr. Hespe.







                                    PAGE 10
Aggregate Option Exercises and December 31, 1999 Option Value Table

The following table provides certain information concerning the exercise of stock options during 1999 by each of the named executive officers and the number and value of unexercised options held by such persons on December 31, 1999.

                                        Number of Shares Underlying     Value of Unexercised
                                          Unexercised Options on         In-the-Money Options
                                           December 31, 1999 (#)       on December 31, 1999 ($)
                                          ----------------------       -------------------------

                 Shares
               Acquired on    Value         Options       Options       Options      Options
  Name         Exercise(#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
  ----         -----------  ------------  -----------  -------------  -----------  -------------
W. T. Grant II      0           0            57,431        45,000          $0           $0
R. D. Thompson      0           0           136,000        14,000          $0           $0
M. A. Peat          0           0            56,000        24,000          $0           $0
G. R. Sadler        0           0            95,200         4,800          $0           $0
T. J. Hespe         0           0            80,000        20,000          $0           $0

Compensation of Directors

Directors who are not employees of LabOne receive an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock having a value equal to $10,000, plus $500 for each board and committee meeting attended and reimbursement for reasonable expenses in attending meetings.

Richard S. Schweiker, a director of LabOne, attends national meetings of insurance underwriters on LabOne's behalf and makes selected contacts in furtherance of LabOne's business, for which services LabOne pays Mr. Schweiker additional fees of $30,000 annually.

James R. Seward, a director of LabOne, entered into a consulting agreement with LabOne following the January 6, 2000 resignation of Robert D. Thompson as Executive Vice President, Chief Operating Officer and Chief Financial Officer of LabOne. Mr. Seward agreed during the period from January 6 through April 5, 2000, to (a) assist LabOne in securing a new Chief Financial Officer, (b) perform the services generally performed by the Chief Financial Officer, and
(c) assist LabOne in conducting investor relations and performing financial analysis of any potential business acquisitions. In consideration for Mr. Seward's performance of such services, LabOne granted Mr. Seward a non-qualified stock option for 25,000 shares of common stock, at an option price of $6.125 per share, which option became 100% vested on April 6, 2000.

In September 1997, P. Anthony Jacobs, Steven K. Fitzwater, John H. Robinson, Jr. and Lan C. Bentsen, who were then directors of Lab Holdings, Inc. (now LabOne), each received a one-time grant of an option to purchase 22,500 shares of common stock (as adjusted) for an option price of $17.68 per share (as adjusted) under the Lab Holdings, Inc. 1997 directors' stock option plan. These options were to expire 10 years from the date of grant, were to vest at a rate of 7,500 shares per year commencing on the first anniversary of the date of grant, were to become 100% vested in the event of a merger, and were exercisable by the optionees within 90 days following their termination as directors in connection with a merger. In August 1998 the compensation committee of the board of directors of Lab Holdings, Inc. (now LabOne) amended


                                     PAGE 11
these stock options to provide that upon termination of the optionees as directors in connection with a merger, the period during which the options could be exercised would be extended to the end of the term of the options in September 2007. The period of exercisability of these options was so extended upon the termination of the optionees as directors in connection with the merger of the Delaware corporation into LabOne.

In August 1998 Messrs. Jacobs and Fitzwater also received employment agreements from Lab Holdings, Inc. (now LabOne) providing them base compensation of $100,000 each and severance pay of two years' base salary in the event of the termination of their employment in connection with a merger. Under the agreements, severance payments of $200,000 each became payable to Messrs. Jacobs and Fitzwater upon the merger of the Delaware corporation into LabOne.

Employment Agreements

LabOne has employment agreements with W. Thomas Grant II, Michael A. Peat, Gregg R. Sadler and Thomas J. Hespe. Mr. Grant's agreement provides for his employment for a two-year term from February 2000 to February 2002 and is renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the agreement. Mr. Sadler's Agreement is renewable annually for successive one-year terms unless LabOne elects not to extend it. Dr. Peat's and Mr. Hespe's agreements are terminable on 30 days' notice. The annual base salaries provided under the agreements are $249,000 to Mr. Grant, $156,900 to Dr. Peat, $175,000 to Mr. Sadler and $200,000 to Mr. Hespe. In the event that LabOne terminates Mr. Grant without cause (as defined in the agreement), LabOne will pay Mr. Grant a lump sum severance payment equal to his base salary for the balance of the term of his agreement, plus one year's annual base salary. If LabOne terminates Mr. Sadler without cause (as defined), LabOne will pay Mr. Sadler a lump sum severance payment equal to his base salary for the balance of the term of his agreement, plus 50% of one year's annual base salary. If LabOne terminates Dr. Peat or Mr. Hespe without cause, LabOne will pay them a severance payment equal to one year's base salary. If a change of control of LabOne (as defined in the agreements) occurs when any of such officers is in LabOne's full-time employment, and within one year after such a change in control the officer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabOne will pay the officer as termination compensation a lump sum amount equal to three times the officer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the officer's agreement will be cancelled. Under each agreement, the officer agrees not to compete with LabOne for a period of two years after the termination of his employment.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors consists of Richard S. Schweiker, Chairman, Joseph H. Brewer and Richard A. Rifkind. All of the members of the committee are non-employee directors of LabOne, have not been employees or officers of LabOne or any of its subsidiaries and have had no relationships or transactions with LabOne other than those described in this proxy statement.

W. Thomas Grant II, Chairman of the Board of Directors, President and Chief Executive Officer of LabOne, serves as a member of the compensation committee of the board of directors of AMC Entertainment, Inc. (AMCE). Peter C. Brown,


                                     PAGE 12
Chairman of the Board, President and Chief Executive Officer of AMCE, is a class C director of LabOne.Board Compensation Committee Report on Executive Compensation

Board Compensation Committee Report on Executive Compensation

All issues pertaining to executive compensation are reviewed by the compensation committee and recommendations are submitted by the committee to the full board of directors for approval.

Compensation Philosophy

The philosophy governing executive compensation is based on a belief that management and shareholders have a common goal of increasing the value of LabOne. The business strategy for achieving this goal is expressed in LabOne's mission statement: "LabOne is dedicated to maximizing the return on investment for our shareholders . . . to providing the lowest-cost, highest-quality laboratory testing services for our clients . . . to providing a working environment that emphasizes accountability for results and rewards employees based on their contribution to LabOne's success."

Three principal elements of executive compensation - base salary, annual incentive plan, and stock options - are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

Base Salary

Salary ranges for 1999 were developed based on a survey initially conducted in 1986 by an independent consultant and updated in 1989. Base salaries were targeted at the 60th to 65th percentile of pay for comparable positions in "All Industrial Base Salaries" surveyed by the consultant. Salary ranges have been adjusted annually since 1989 to reflect inflationary increases shown in industry surveys. Salary ranges have also been adjusted to reflect changes in job responsibilities. In determining base salary levels, the committee considers both the salary ranges and individual performance evaluations for each executive officer. Base salary decisions are not based upon any specific financial performance measure or criterion with respect to LabOne.

Annual Incentive Plan

The annual incentive plan is designed to motivate and reward the accomplishment of targeted operating results. Prior to the beginning of each fiscal year, the committee establishes an operating earnings goal under the plan based upon the committee's judgment of reasonable operating earnings growth over the previous fiscal year. No incentive bonuses are payable under the plan if the minimum operating earnings threshold is not met. The size of the incentive pool increases pursuant to a formula established by the committee as operating earnings increase over the minimum threshold. The incentive pool is distributed in cash to designated officers and managers at year end according to a pre-established weighting. The weighting is based upon senior management's subjective evaluations of each individual's potential contribution to LabOne's financial and strategic goals for the year, and is reviewed and approved by the committee. No bonuses were paid under the plan for 1999.

                                      PAGE 13
LabOne also pays discretionary annual bonuses to executive officers and key employees of LabOne and its subsidiaries on an irregular basis upon the recommendation of the committee. In making determinations as to recommended bonuses, the committee considers the financial condition and the operating results over the last fiscal year, the level of salary, bonus, fringe and other benefits currently provided to the executive and the individual performance of the executive. The committee's recommendations are based upon its subjective review of these factors and are not based upon any specific criteria or financial performance measure. No discretionary bonuses were paid for 1999.

Stock Options

The compensation committee, as well as the board of directors, believes that significant stock ownership through stock options by key employees and directors is a major incentive in aligning the interests of employees and shareholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

LabOne administers the 1987 long-term incentive plan and the 1997 long-term incentive plan. Under the plans, ten-year nonqualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions, with vesting generally occurring over five years. In addition to executive officers and employees, each of the present nonemployee directors of the LabOne has received a ten-year nonqualified stock option grant to vest over five years. Three former directors of LabOne also received ten-year nonqualified stock options under the Lab Holdings, Inc. 1997 directors' stock option plan, which became fully vested and exercisable during the ten-year terms of the options upon the merger of the Delaware corporation into LabOne. See "Compensation of Directors" on page 11 hereof.

LabOne also has a stock plan for nonemployee directors under which each nonemployee director receives an annual retainer fee of $5,000 in cash and a grant of a number of shares of common stock having a value equal to $10,000. The purpose of the plan is to provide nonemployee directors with an additional proprietary interest in LabOne's success and progress.

Chief Executive Officer's Compensation

In 1999 W. Thomas Grant II, Chairman of the Board of Directors, President and Chief Executive Officer of LabOne, received a salary of $150,000 per annum and a car allowance of $9,000 per annum. Mr. Grant's salary was established at a level below that of LabOne's other senior management at Mr. Grant's request. Mr. Grant also participated in the annual incentive plan. Based on 1999 plan results, Mr. Grant received no incentive bonus for 1999.

Deductibility Cap on Compensation Exceeding $1,000,000

The committee has considered the potential impact of section 162(m) of the Internal Revenue Code regarding non-deductibility of annual compensation in excess of $1,000,000. The committee does not believe that section 162(m) will have any material impact upon LabOne, given the current salary and bonus levels of officers of LabOne and the treatment in the regulations of compensation under LabOne's long-term incentive plans. The committee believes that many of the options currently outstanding are exempt from the deductibility limit under the transition provisions set forth in the regulations under section 162(m). It is the committee's current intention

                                     PAGE 14
that options granted under the 1997 long-term incentive plan will qualify as performance-based compensation and be exempt from the deductibility limits of section 162(m). The committee will continue to evaluate the advisability of qualifying executive compensation for deductibility under section 162(m).

                                        Submitted by the Compensation
                                        Committee




                                        Richard S. Schweiker, Chairman
                                        Joseph H. Brewer
                                        Richard A. Rifkind













































                                     PAGE 15
                  Comparison of Five Year Cumulative Total Return
                Among LabOne, Nasdaq Composite Index and Peer Group

THE GRAPHICAL FORM OF THE "PERFORMANCE CHART" IS REPRESENTED BY THE TABLE BELOW. THE DATA POINTS IN THE TABLE ACCURATELY PRESENT THE INFORMATION FROM THE PERFORMANCE CHART.

















                           1994     1995     1996     1997     1998     1999
                         -----------------------------------------------------

LabOne, Inc.              100.00   102.61   120.93    75.65    60.30    25.67

Peer Group                100.00    76.42    30.41    30.23    30.46    55.26

Nasdaq US CRSP Index      100.00   141.33   173.89   213.07   300.25   542.43


The table assumes the investment at the close of business on December 31, 1994, of $100 in LabOne common stock and in the portfolio represented in each index, and assumes that all dividends were reinvested.

The NASDAQ Composite is a NASDAQ Stock Market index consisting of U.S. companies that is provided by the Center for Research in Security Prices of the University of Chicago. LabOne has selected an index of six testing laboratories as its peer group: Bio-Reference Labs, Laboratory Corporation of America, Pharmchem, Psychemedics, Unilab and Quest Diagnostics. LabOne believes that the peer group index provides an appropriate comparison.
















                                     PAGE 16

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows as of December 31, 1999, the total number of shares of common stock beneficially owned by persons known to be beneficial owners of more than 5% of the outstanding stock.

                                                          Percentage of
                                   Shares of LabOne        Outstanding
                                  Beneficially Owned     Shares of LabOne
       Beneficial Owner           December 31, 1999 (1) Beneficially Owned
       ----------------           --------------------  ------------------

American Century Investment          920,750 (2) (3)          8.5%
Management, Inc. (ACIM) American
Century Capital Portfolios, Inc.
(ACCP)
4500 Main Street
P.O. Box 418210
Kansas City,  Missouri 64141-9210

Wallace R. Weitz & Company         1,548,881 (2)             14.4%
1125 South 103rd Street,
Suite 600
Omaha,  Nebraska
68124-6008

The Southern Fiduciary               571,638                  5.3%
Group, Inc.
2325 Crestmoor Road, Suite 202
Nashville,  Tennessee

William D. Grant                   1,779,181 (4)             16.5%
One Ward Parkway, Suite 130
Kansas City,  Missouri  64112

1. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

2. As reported in a Schedule 13G filed by the beneficial owner as of December 31, 999.

3. Includes 776,600 shares, or 7.2% of the outstanding stock, owned by ACCP, a registered investment company for which ACIM acts as investment adviser, as to which shares of stock ACIM and ACCP share voting and investment power.

4. As of March 10, 2000.



                            SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of March 10, 2000, for each director, each of the executive officers named in the summary compensation table on page 10 hereof, and all directors and executive officers of LabOne as a group, the total number of shares of common stock beneficially owned by such persons.



                                    PAGE 17
                                                       Percentage of
                                                    Outstanding Shares
                              Shares of LabOne          of LabOne
  Beneficial Owner           Beneficially Owned     Beneficially Owned
                                (1)  (2)                      (3)

Peter C. Brown                         0                      *
Joseph H. Brewer, M.D.            28,018                      *
William D. Grant               1,779,181 (4)                16.5%
W. Thomas Grant II               216,547 (5), (6)            2.0%
Thomas J. Hespe                   81,245 (6)                  *
Michael A. Peat, Ph.D.            60,028 (6)                  *
Richard A. Rifkind, M.D.          27,921                      *
Gregg R. Sadler                  109,263 (6)                 1.0%
Richard S. Schweiker              20,801                      *
James R. Seward                   62,979                      *
Janet M. Stallmeyer                   50                      *
Robert D. Thompson               142,128 (6)                 1.3%
Chester B. Vanatta                 1,000                      *
John E. Walker                    37,166 (7)                  *
R. Dennis Wright, Esq.            25,201                      *
All directors and executive    2,753,192                    25.5%
officers of LabOne as a
group (19 persons)

   *Less than 1% of outstanding shares

1. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

2. Includes the following numbers of shares which such persons have the right to acquire within 60 days after March 10, 2000, pursuant to options granted under the LabOne long-term incentive plans: Joseph H. Brewer, 22,000 shares; William D. Grant, 22,000 shares; W. Thomas Grant II, 72,431 shares; Thomas J. Hespe, 80,000 shares; Michael A. Peat, 57,000 shares; Richard A. Rifkind, 22,000 shares; Gregg R. Sadler, 100,000 shares; Richard S. Schweiker, 17,600 shares; James R. Seward, 52,600 shares; Robert D. Thompson, 140,000 shares; John E. Walker, 22,000 shares; R. Dennis Wright, 22,000 shares; and all directors and executive officers as a group, 769,631 shares.

3. For purposes of determining this percentage, the outstanding shares of LabOne include shares which such persons have the right to acquire within 60 days after March 10, 2000, pursuant to options granted under the LabOne long-term incentive plans.

4. Includes 538,886 shares held by four family trusts as to which W.D. Grant, as co-trustee, shares voting and investment power with UMB Bank, N.A., 295,158 shares held by two family trusts as to which Mr. W.D. Grant has the right to direct the voting and disposition of such shares and therefore shares voting and investment powers with the trustee, UMB Bank, N.A., and 52,034 shares owned by the wife of Mr. Grant, as to which he disclaims beneficial ownership.

5. Includes 35,923 shares held by W. Thomas Grant II as custodian for his children, 67,500 shares held in a family trust for which Mr. Grant serves as co-trustee and in that capacity shares voting and investment powers, and 2,473 shares owned by the wife of Mr. Grant, as to which he disclaims beneficial ownership.


                                      PAGE 18
6. Includes the following numbers of shares held in individually directed accounts of the named persons under LabOne's profit-sharing 401(K) plan, as to which each of such persons has sole investment power only: W. Thomas Grant II, 25,427 shares; Thomas J. Hespe, 1,245 shares; Michael A. Peat, 3,028 shares; Gregg R. Sadler, 6,864 shares; Robert D. Thompson, 2,128 shares; and all directors and executive officers as a group, 59,156 shares.

7. All of John E. Walker's shares are owned by a revocable trust for Mr. Walker's wife, as to which he disclaims beneficial ownership.

                             SHAREHOLDER PROPOSALS

Shareholder nominations of candidates for election as directors or other shareholder proposals may be brought before the 2000 annual meeting only by shareholders entitled to vote at the meeting who give timely written notice thereof in compliance with Article VI of LabOne's by-laws, which notice must be delivered to the Secretary of LabOne not less than 10 days following the mailing date of this proxy statement.

Shareholder nominations or other proposals may be brought before the 2001 annual meeting of shareholders only by shareholders entitled to vote at such meeting who give timely written notice thereof in compliance with Article VI of the by-laws, which notice must be delivered to the Secretary of LabOne on the earlier of (a) 90 days prior to the date of such meeting or (b) if LabOne does not provide at least 100 days' prior notice or public announcement of the date of such meeting, the shareholder notice must be delivered to the Secretary not more than ten days following the mailing date of the notice or public announcement of the date of the meeting. To be considered for inclusion in the proxy statement and proxy for the 2001 annual meeting of shareholders, any shareholder proposal must be received at LabOne's corporate office by February 9, 2001, in order to meet the notice requirement in (a) above.

                                  GENERAL

The board of directors knows of no other matters which will be presented for consideration at the annual meeting other than those stated in the notice of annual meeting which is part of this proxy statement. If any other matter does properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

In addition to the solicitation of proxies from shareholders by mail, proxies may be solicited by directors, officers and other employees, by personal interview, telephone or telegram. Such persons will receive no additional compensation for such services. LabOne requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of common stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith. All costs of solicitation, including the costs of preparing, assembling and mailing this proxy statement and all papers which now accompany or may hereafter supplement the same, will be borne by LabOne.

                                        By Order of the Board of Directors

                                        GREGG R. SADLER
                                        Secretary
April 17, 2000

                                      PAGE 19

                                 Appendix A
                                Form of Proxy

                                 LabOne, Inc.
                 10101 Renner Boulevard, Lenexa, Kansas  66219

    The undersigned hereby appoints W. Thomas Grant II and Gregg R. Sadler, and each of them, jointly and severally, as proxies, with full power of substitution, for the undersigned at the annual meeting of shareholders of LabOne, Inc. at 10101 Renner Boulevard, Lenexa, Kansas, on May 18, 2000, at 3:00 p.m. local time, and at any adjournment or postponement, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of Class A Directors, the proposal stated on the reverse side of this proxy card, and any other matter brought before the meeting, all as set forth in the proxy statement delivered with respect to the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ON PROPOSALS 1 AND 2.

1.  The election of the following nominees
    as Class A directors, as set forth in the
    proxy statement (or a substitute nominee or       Richard A. Rifkind, M.D.
    nominees designated by the board of               James R. Seward
    directors if any of them becomes                  Janet Stallmeyer, R.N.
    unavailable);                                     R. Dennis Wright

/ / Authority granted to vote FOR all nominees
/ / Authority WITHHELD from voting on all nominees

(INSTRUCTIONS: To withhold authority to
vote for any individual nominee, line
through that nominee's name in the
list at right.)

2.  Ratification of the appointment of KPMG LLP, as
    independent certified public accountants.
       / / FOR          / / AGAINST          / / ABSTAIN

This proxy confers discretionary authority to vote upon certain matters, as described in the accompanying proxy statement.

Unless otherwise marked, the proxy will be deemed marked "FOR" on Proposals 1 and 2.

             This Proxy is solicited by the Board of Directors.
      (Please sign, date and return this Proxy in the enclosed envelope.)

SIGNATURE                                                 DATE:        , 2000
          ----------------------------------------------       --------
SIGNATURE                                                 DATE:        , 2000
          ----------------------------------------------       --------
                  (SIGNATURE IF JOINTLY HELD)
(Note: Please sign exactly as name appears hereon. Executors, administrators, trustees, etc., should so indicate when signing; giving full title as such.
If a signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)
240772\1